EXHIBIT 10.16

Mike Malady 14601 Highway 41 North Evansville, IN 47725	March 9, 2011
Dear Mike:
The items below confirm our agreement related to your transition and separation from UCI:
•	You agree to work through August 31, 2011 and possibly until December 31, 2011. UCI and The Rank Group will determine your final separation date which in no event will be prior to August 31, 2011, absent earlier termination for cause.
•	You agree that this letter agreement and the accompanying Release replace your Severance Agreement in totality.
In exchange for the above, you will receive the following:
•	Your Annual Base Salary will increase to $300,000 effective January 27, 2011.

•	Your Target Bonus will increase to 60% effective January 1, 2011.

•	You will be eligible for a 2011 bonus payment (based on 2011 earnings), prorated to reflect your final separation date. This bonus payment will be made at the normal time bonus payments are made in 2012. Your bonus payment percentage will not be less than the overall UCI funding level.

•	You will receive six months’ severance pay paid in monthly increments over a six month time period commencing the month immediately after your separation.

•	You will receive six months of medical and dental coverage paid by the Company (runs concurrent with COBRA).
Thank you for your contributions to UCI and for agreeing to this transition period.
Sincerely,
/s/ Bruce Zorich

Bruce Zorich
President and CEO
UCI International

Agreed and Accepted:	/s/ Mike Malady Mike Malady	Date: March 22, 2011
14601 Highway 41 North — Evansville, IN 47725 — Phone: 812-867-4156 — Fax: 812-867-4157

RELEASE
     In return for the consideration in the letter agreement dated as of _______, 2011, I, Mike Malady, desire to and do execute this Release to resolve any existing or potential claims that I have or may have with or against The Rank Group, UCI International, and their respective affiliates, parents, subsidiaries, insurers, successors and assigns, and all of those entities’ respective directors, officers, employees and agents (collectively and individually, “the Company”), and agree as follows:
     I hereby waive, release and completely discharge the Company from any and all liability, claims, suits in equity, and actions and causes of action at law, of any nature whatever, tort or contract, and in any form whatever, arising out of or in any way connected with my employment with the Company or the termination thereof, whether such claims are known to exist or hereafter become known, including but not limited to claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, negligence, fraud, misrepresentation, slander, defamation, wage claims, personal injury, violation of public policy, emotional harm or distress, conspiracy to terminate wrongfully, loss of consortium, invasion of privacy, wrongful denial of severance pay, harassment, retaliation, and/or discrimination, and including but not limited to claims under the Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1866 and 1964, as amended; the Equal Pay Act, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; and any other violations of laws or regulations (state, federal, or local), executive orders, the federal or any state constitution, “whistleblower” claims, and claims under any Company-sponsored internal dispute resolution plan. I further discharge, indemnify and save harmless the Company from any and all liability from such claims, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs.
     I represent and warrant that I will not file, or cause to be filed, any lawsuit asserting any claims that are released above. I understand, however, that nothing herein shall prevent me from filing an administrative charge if applicable law requires that I be permitted to do so; provided, however, that I understand and agree that I am waiving my right to any monetary recovery in connection with any such charge that I may file with an administrative agency. Furthermore, although through my execution of this Release, I acknowledge that I am waiving claims against the Company under the ADEA and that I also agree not to pursue such claims against the Company in the future, I also understand that nothing provided for in this Release shall prevent me from challenging the validity of my waiver of the right to pursue such ADEA claims. I also understand that this Release does not waive any rights or claims that may arise after the date of my execution of this Release, nor does it waive any pre-existing claims for workers’ compensation benefits or health and welfare plan benefits.
     I understand that the Company has encouraged and advised me to discuss this Release with my private attorney before I sign it. I understand that this Release is final and binding.

     I understand that this Release is not to be construed as an admission that that either the Company or I have violated any law or breached any of its policies or procedures with respect to my employment or separation therefrom.
     I understand that this Release contains the entire agreement between myself and the Company and can only be modified by a subsequent written agreement. I understand that the clauses in this Release are severable and that if any clause is found to be invalid, such invalidity will not affect the validity of the other clauses herein. I understand that this Release will be interpreted, enforced and governed by the internal laws of the State of Indiana.
     I understand that I have twenty-one (21) days from the date this Release was provided to me to consider this Release. I also understand that I have seven (7) days after signing to revoke this Release. I understand that any revocation must be in writing and delivered via both mail and facsimile to Margaret Bowen, The Rank Group, 6641 West Broad Street, Richmond, Virginia 23230, facsimile number 804-281-2602. I understand that, if I have questions regarding the summary of employees or this Release, I may direct such questions to Margaret Bowen.
     I ACKNOWLEDGE THAT I HAVE FULLY READ AND UNDERSTAND THIS SEVERANCE RELEASE, INCLUDING BUT NOT LIMITED TO MY RELEASE AND WAIVER OF CLAIMS AGAINST THE COMPANY, THAT GOOD AND SUFFICIENT CONSIDERATION HAS BEEN GIVEN TO ME FOR SIGNING THIS SEVERANCE RELEASE, THAT MY EXECUTION OF THIS SEVERANCE RELEASE IS KNOWING AND VOLUNTARY, THAT I HAVE BEEN ADVISED TO AND HAVE HAD AMPLE OPPORTUNITY TO SEEK THE COUNSEL OF AN ATTORNEY, AND THAT I HAVE HAD SUFFICIENT TIME TO READ THE SEVERANCE RELEASE AND MAKE AN INFORMED DECISION REGARDING ACCEPTANCE OF ITS TERMS.

Date: __________________, 2011
Mike Malady